EXHIBIT 99.1

Bay Bancorp, Inc. Announces Second Quarter 2016 Results

Substantial loan growth as net income more than doubles from prior quarter

COLUMBIA, Md., July 28, 2016 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. (“Bay”) (NASDAQ:BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income increased to $0.45 million or $0.04 per basic and diluted common share for the second quarter of 2016 over the $0.19 million or $0.02 per basic and diluted common share recorded for the first quarter of 2016.  Net income for the second quarter of 2015 was $0.55 million or $0.05 per basic and diluted common share.  Bay reported net income of $0.64 million or $0.06 per basic and diluted common share for the first half of 2016, compared to $0.89 million or $0.08 per basic and diluted common share for the first half of 2015.  Net loans held for investment increased by $20.3 million or 5.12% when compared to March 31, 2016.  The results highlight Bay’s transition from reliance on favorable net discount accretion assisted results to a bank with strong loan growth and materially improving efficiency metrics.

Commenting on the announcement, Joseph J. Thomas, President and CEO, said, “We celebrated the sixth anniversary of our founding in July and take pride in what we have accomplished in building a bank from the concept of a shelf charter in 2010 to what management expects to be the fifth largest community bank headquartered in the Baltimore region based upon deposit market share with the completion of the Hopkins Federal Savings Bank merger (“Hopkins Merger”) in July.  With the Hopkins Merger, the Bank should have total assets of approximately $650 million and 12 branches in the Baltimore-Washington region.  The Bank has achieved 36.4% growth in its originated loan portfolio for the six-months ending June 30, 2016 which validates our new Market President and dedicated industry-specific leadership structure that was launched in 2016.  We have also made significant progress in improving asset quality through the resolution of criticized assets acquired in prior mergers and acquisitions.  The Bank’s classified loans and OREO to total risk based capital declined to 22% at June 30, 2016 after peaking over 70% in 2014 following the acquisition of Slavie Federal Savings Bank.  The earnings impact of this growth should be fully realized over the remainder of 2016 and beyond.  Our ongoing efficiency efforts continued into 2016 and for the six-months ended June 30, 2016, noninterest expense was $10.4 million compared to $11.6 million for the same period of 2015.  The contributors to the decrease were broad based and even greater after considering the Hopkins merger-related expenses incurred in the second quarter of 2016.”

Highlights from the First Six Months of 2016

The Bank’s relationship management activities resulted in considerable growth of new loans in the Bank’s originated portfolio by a 36.4% annualized pace in the first six months of 2016.  Deposit balances declined slightly and short term borrowings increased as the Bank prepared the balance sheet for the Hopkins Merger in July 2016 and funded considerable loan portfolio growth.  Overall deposits declined by $4.2 million or 1.2% with declines in certificate of deposit balances fully offset by interest-bearing demand deposit growth.  Bay has a very strong capital position and capacity for future growth with total regulatory capital to risk weighted assets of 16.10% as of June 30, 2016.  Bay has a proven record of success in acquisitions and acquired problem asset resolutions and, at June 30, 2016, had $8.5 million in remaining net purchase discounts on acquired loan portfolios.

Specific highlights are listed below:

  The return on average assets for the three- and six-month periods ended June 30, 2016 was 0.38% and 0.27%, respectively, as compared to 0.46% and 0.37%, respectively, for the same periods of 2015.  The return on average equity for the three- and six-month periods ended June 30, 2016 was 2.70% and 1.90%, respectively, as compared to 3.26% and 2.66%, respectively, for the same periods in 2015.

  Total assets were $496 million at June 30, 2016 compared to $463 million at March 31, 2016 and $491 million at December 31, 2015.

  Total loans were $417 million at June 30, 2016, an increase of 5.1% from $397 million at March 31, 2016, an increase of 6.1% from $393 million at December 31, 2015 and an increase of 8.2% from $386 million at June 30, 2015.

  Total deposits were $363 million at June 30, 2016, a decrease of 0.7% from $366 million at March 31, 2016, a decrease of 1.2% from $367 million at December 31, 2015 and a decrease of 5.5% from $384 million at June 30, 2015.  Non-interest bearing deposits were $96 million at June 30, 2016, a decrease of 1.7% from $98 million at June 30, 2015.

  Short term borrowings were $61 million at June 30, 2016, an increase of 130.5% from $26 million at March 31, 2016 and 15.8% from $52 million at December 31, 2015.

  Net interest income for the three- and six-month periods ended June 30, 2016 totaled $4.9 million and $9.6 million, respectively, compared to $5.5 million and $10.8 million, respectively, for the same periods of 2015.  Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments.  Earning asset leverage did not materially impact the year-over-year results, as average earning portfolio loans and investment securities increased to $428 million for the six-month period ended June 30, 2016, compared to $425 million for the same period of 2015.  The earnings impact of the second quarter of 2016 increase in net loan growth and the earning asset leverage of the Hopkins Merger is expected to materially improve ongoing net interest income.

  Net interest margin for the three- and six-month periods ended June 30, 2016 was 4.34% and 4.28%, respectively, compared to 4.89% and 4.81%, respectively, for the same periods of 2015.  The margin for the six-months ended June 30, 2016 reflects the variable pace of discount accretion recognition within interest income and the impact of fair value amortization on the interest expense of acquired deposits.  For the six-month period ended June 30, 2016, the earning asset loan portfolio yield was negatively influenced by a $0.86 million decline in net discount accretion of primarily purchased loan discounts recognized in interest income when compared to the same period of 2015.  The margin declined by 0.53% during the six-month period ending June 30, 2016 when compared to a year earlier, with the reduction in net loan discount accretion accounting for 0.38% of the yield fluctuation.

  Nonperforming assets decreased to $9.1 million at June 30, 2016 or 6.3%, from $9.7 million at March 31, 2016, and declined 30.5% from $13.1 million at June 30, 2015.  The second quarter of 2016 decrease resulted from the Bank’s continued resolution of acquired nonperforming loans.

  The provision for loan losses for the three- and six-month periods ended June 30, 2016 was $358,000 and $656,000, respectively, compared to $297,000 and $572,000, respectively, for the same periods of 2015.  The increases for the 2016 periods were primarily the result of increases in loan originations.  As a result, the allowance for loan losses was $2.29 million at June 30, 2016, representing 0.55% of total loans, compared to $1.95 million, or 0.49% of total loans, at March 31, 2016 and $1.43 million, or 0.37% of total loans, at June 30, 2015.  Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future periods due to the gradual accretion of the discount on the acquired loan portfolios and an increase in new loan originations.

Stock Repurchase Program

During 2015, Bay purchased 170,492 shares of its common stock, at an average price of $5.03 per share, pursuant to the stock purchase program that the Board of Directors approved on July 30, 2015.  The program authorized Bay to purchase up to 250,000 shares of its common stock over a 12-month period in open market and/or through privately negotiated transactions, at Bay’s discretion.  During the first quarter of 2016, Bay purchased the remaining 79,508 shares of its common stock pursuant to the stock purchase program at an average price of $4.91 per share.  Also during the first quarter of 2016, the Board of Directors authorized an additional stock purchase program, authorizing Bay to purchase an additional 250,000 shares of its common stock over a 12-month period in open market and/or through privately negotiated transactions, at Bay’s discretion.  During the second quarter of 2016, no common shares were repurchased under the additional authorization.  As of June 30, 2016, Bay has repurchased 95,492 shares under this authorization at an average price of $4.95 per share.  The Board may modify, suspend or discontinue the program at any time.

Recent Events

On July 8, 2016, Bay Bancorp announced that it completed its merger with Hopkins Bancorp, Inc., and the corresponding merger of Hopkins Federal Savings Bank into the Bank, making the Bank the fifth largest community bank headquartered in the Baltimore region based upon deposit market share.  Following the Hopkins Merger, the Bank should have total assets exceeding $625 million and 12 branches in the Baltimore-Washington corridor.

The Hopkins Merger should enable Bay to substantially improve its efficiency ratio as a result of the cost savings achieved.  The improved efficiency combined with greater scale should enable Bay to increase core earnings within the first 12 months.  The core deposit funding provided by the Hopkins Merger allowed the Bank to pay off its short term borrowings and immediately lower its loan-to-deposit ratio.  Finally, as an all cash acquisition, the Hopkins Merger should enable Bay to deploy excess capital, which in combination with the surging originated loan growth, increased earnings and lower capital should enable Bay to improve its return on equity for the full year following the Hopkins Merger.

Balance Sheet Review

Total assets were $496 million at June 30, 2016, an increase of $4.4 million, or 0.9%, when compared to December 31, 2015.  Investment securities available for sale decreased by $11.0 million or 29.0% for the six-month period ended June 30, 2016.  The decline was offset by a $23.9 million or 6.1% increase in loans held for investment, while loans held for sale increased by $0.5 million or 10.7%.  Cash and interest-bearing deposits with banks decreased by $7.3 million or 21.2% for the six-month period ended June 30, 2016.

Total deposits were $363 million at June 30, 2016, a decrease of $4.2 million, or 1.2%, when compared to December 31, 2015.  The decrease was primarily due to an $11.3 million managed decline in certificates of deposits and $5.9 million of seasonal non-interest bearing deposit fluctuations, offset by a $12.9 million increase in interest bearing demand deposits.  The increase in loan balances and decrease in deposits resulted in an $8.3 million increase in short-term borrowings for the six-month period ending June 30, 2016.

Stockholders’ equity increased to $67.5 million at June 30, 2016 compared to $66.9 million at March 31, 2016.  At December 31, 2015 and June 30, 2015, stockholders equity was $67.7 million and $66.1 million, respectively.  The second quarter 2016 increase over the first quarter of 2016 was primarily driven by corporate earnings and partially supported by net market value adjustments on available for sale investment securities.  The decrease over the first six months of 2016 related to the ongoing stock repurchase program and a $0.1 million decrease in Accumulated Other Comprehensive Income offset by corporate earnings.  The book value of Bay’s common stock was $6.18 at June 30, 2016, compared to $6.15 per share at March 31, 2016 and $5.99 per share at June 30, 2015.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, decreased to $9.1 million at June 30, 2016 from $9.7 million at March 31, 2016 and from $10.3 million at December 31, 2015.  The decreases were driven by related decreases in nonaccrual loans of $0.52 million and $1.05 million from March 31, 2016 and December 31, 2015, respectively.  Nonperforming assets represented 1.84% of total assets at June 30, 2016, which was down from 2.10% at March 31, 2016, 2.10% at December 31, 2015 and 2.68% at June 30, 2015.

At June 30, 2016, the Bank remained above all “well-capitalized” regulatory requirement levels.  The Bank’s tier 1 risk-based capital ratio was 15.56% at June 30, 2016 as compared to 16.20% at March 31, 2016, 16.14% at December 31, 2015 and 17.00% at June 30, 2015.  Liquidity was intentionally managed tightly at June 30, 2016, in preparation of the pending merger with Hopkins Bancorp, although the position remained strong due to available cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

Net income for the three- and six-month periods ended June 30, 2016 was $0.45 million and $0.64 million, respectively, compared to net income of $0.55 million and $0.89 million, respectively, for the same periods of 2015.  While the reported results trail 2015 due primarily to declines in year-over-year net discount accretion income on acquired loans, and Hopkins Federal Savings Bank related merger costs, management believes that the underlying results and trends are quite compelling.  Individual categories reflect variability between years.

Net interest income decreased to $9.6 million for the six-months ended June 30, 2016 compared to $10.8 million for the same period of 2015.  The decrease was largely the result of $0.86 million decline in net discount accretion on purchased loans recognized in interest income while the balance of average earning assets were relatively unchanged over the first six months of each year.  The average yield for new loans closed over the past year was less than the average loan portfolio yield during this period, while higher yielding loans originated in prior periods have amortized or paid off.  The net interest margin for the second quarter of 2016 increased to 4.34% from 4.20% for the first quarter of 2016.  The net interest margin for the six-months ended June 30, 2016 decreased to 4.28% compared to 4.81% for the same period of 2015 due to the decline in net discount accretion on loans and deposits.  As of June 30, 2016, the remaining net loan discounts on the Bank’s acquired loan portfolio totaled $8.5 million.  Management believes that interest income in the third quarter of 2016 and beyond will reflect the impact of accelerating internal loan growth, the impact of the Hopkins Federal Savings Bank merger leverage and a moderation of the deceleration of net discount accretion recognition.

Noninterest income for the three months ended June 30, 2016 was $1.3 million compared to $1.2 million for the three months ended March 31, 2016 and $1.5 million for the three months ended June 30, 2015.  The increase over the immediate prior quarter was primarily the result of $0.03 million increase in electronic banking fees and a $0.10 million increase in mortgage banking fees and gains.  The decrease from the second quarter of 2015 was primarily the result of a $0.34 million net decrease in mortgage banking fees and gains were offset by a $0.21 million increase in gains on security sales and redemptions during the quarter ended June 30, 2016.  Expectations are for increased electronic banking and mortgage banking fees and gains throughout the remainder of 2016.

Noninterest income for the six-months ended June 30, 2016 was $2.5 million compared to $2.8 million for the same period of 2015.  This decrease was primarily the result of a $0.07 million decrease in electronic banking fees and a $0.58 million decrease in mortgage banking fees and gains, offset by a $0.41 million increase in gains on security sales and redemptions during the six-months ended June 30, 2016.

Noninterest expense reduction remains a key focus for 2016 net income improvement.  For the three months ended June 30, 2016, noninterest expense was $5.1 million compared to $5.3 million for the prior quarter and $5.9 million for the second quarter of 2015.  The primary contributors to the decrease for the quarter ended June 30, 2016 when compared to the second quarter of 2015 were decreases of $0.36 million in salary and employee benefits, $0.09 million in occupancy expense, $0.15 million in legal, accounting and professional fees, $0.03 million in foreclosed property expenses and OREO sales, offset by $0.13 million increase in 2016 merger related expenses.

For the six-months ended June 30, 2016, noninterest expense was $10.4 million compared to $11.6 million for the same period of 2015.  The primary contributors to the decrease over the first six months of 2015 were decreases of $0.39 million in salary and employee benefits, $0.22 million in occupancy expense, $0.21 million in legal, accounting and professional fees, $0.17 million in loan collection costs, offset by $0.19 million increase in 2016 merger related expenses.

Bay Bancorp, Inc. Information

Bay Bancorp, Inc. is a financial holding company and a savings and loan holding company headquartered in Columbia, Maryland.  Through Bay Bank, FSB, its federal savings bank subsidiary, Bay Bancorp, Inc. serves the community with a network of 11 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore Washington corridor.  The Bank serves small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking.  The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit.  Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay Bancorp, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,		June 30,
	2016	2016	December 31,	2015
	(unaudited)	(unaudited)	2015	(unaudited)

ASSETS
Cash and due from banks	$6,382,734	$6,074,891	$8,059,888	$8,021,913
Interest bearing deposits with banks and federal funds sold	20,734,154	8,682,578	26,353,334	11,395,843
Total Cash and Cash Equivalents	27,116,888	14,757,469	34,413,222	19,417,756

Investment securities available for sale, at fair value	22,427,009	25,018,385	33,352,233	39,822,541
Investment securities held to maturity, at amortized cost	1,199,284	1,553,671	1,573,165	1,277,799
Restricted equity securities, at cost	3,285,595	1,870,395	2,969,595	2,153,595
Loans held for sale	5,382,494	3,560,752	4,864,344	16,832,511

Loans, net of deferred fees and costs	417,169,593	396,854,139	393,240,567	385,652,537
Less: Allowance for loan losses	(2,292,950)	(1,948,536)	(1,773,009)	(1,432,546)
Loans, net	414,876,643	394,905,603	391,467,558	384,219,991

Real estate acquired through foreclosure	1,467,104	1,501,896	1,459,732	1,611,451
Premises and equipment, net	4,710,947	4,903,369	5,060,802	5,216,009
Bank owned life insurance	5,670,940	5,641,561	5,611,352	5,548,022
Core deposit intangible	2,276,052	2,431,376	2,624,184	3,019,629
Deferred tax assets, net	2,789,456	2,793,504	2,723,557	4,213,522
Accrued interest receivable	1,334,104	1,372,456	1,271,871	1,276,005
Accrued taxes receivable	1,845,339	2,136,804	2,775,237	2,134,635
Prepaid expenses	960,729	777,683	691,372	942,914
Other assets	261,923	209,732	303,614	849,345
Total Assets	$495,604,507	$463,434,656	$491,161,838	$488,535,725

LIABILITIES
Noninterest-bearing deposits	$95,955,343	$98,085,001	$101,838,210	$97,646,931
Interest-bearing deposits	267,219,013	267,800,996	265,577,728	286,804,522
Total Deposits	363,174,356	365,885,997	367,415,938	384,451,453

Short-term borrowings	60,575,000	26,275,000	52,300,000	33,150,000
Defined benefit pension liability	1,328,285	1,361,177	829,237	1,704,352
Accrued expenses and other liabilities	3,029,265	2,974,857	2,934,174	3,102,767
Total Liabilities	428,106,906	396,497,031	423,479,349	422,408,572

STOCKHOLDERS’ EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares, issued and outstanding 10,918,228, 10,887,932, 11,062,932 and 11,031,114 shares as of June 30, 2016, March 31, 2016, December 31, 2015 and June 30, 2015, respectively.	10,918,228	10,887,932	11,062,932	11,031,114
Additional paid-in capital	42,804,154	42,730,014	43,378,927	43,341,343
Retained earnings	13,302,573	12,853,469	12,667,070	11,625,473
Accumulated other comprehensive income	472,646	466,210	573,560	129,223
Total Stockholders' Equity	67,497,601	66,937,625	67,682,489	66,127,153
Total Liabilities and Stockholders' Equity	$495,604,507	$463,434,656	$491,161,838	$488,535,725

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Interest income:
Interest and fees on loans	$4,994,892	$5,585,676	$9,839,212	$11,093,443
Interest on loans held for sale	38,786	132,180	78,452	193,691
Interest and dividends on securities	205,639	258,262	417,023	515,698
Interest on deposits with banks and federal funds sold	12,181	5,768	31,226	16,380
Total Interest Income	5,251,498	5,981,886	10,365,913	11,819,212

Interest expense:
Interest on deposits	292,480	464,170	601,657	948,571
Interest on Fed Funds Purchased	28	604	28	604
Interest on short-term borrowings	79,784	9,868	143,579	23,644
Total Interest Expense	372,292	474,642	745,264	972,819
Net Interest Income	4,879,206	5,507,244	9,620,649	10,846,393

Provision for loan losses	357,533	296,700	655,533	571,809
Net interest income after provision for loan losses	4,521,673	5,210,544	8,965,116	10,274,584

Noninterest income:
Electronic banking fees	582,650	626,056	1,133,659	1,202,246
Mortgage banking fees and gains	262,736	604,065	421,283	997,707
Service charges on deposit accounts	77,013	70,714	147,627	149,731
Gain on securities sold	213,571	-	486,534	77,490
Other income	189,033	245,821	326,977	357,330
Total Noninterest Income	1,325,003	1,546,656	2,516,080	2,784,504

Noninterest expenses:
Salary and employee benefits	2,784,504	3,143,816	5,673,960	6,062,935
Occupancy and equipment expenses	809,075	901,597	1,680,270	1,896,830
Legal, accounting and other professional fees	217,453	369,151	528,014	737,179
Data processing and item processing services	252,822	283,207	534,814	625,880
FDIC insurance costs	86,702	97,072	164,181	203,383
Advertising and marketing related expenses	108,211	66,555	140,739	95,304
Foreclosed property expenses and OREO sales, net	96,106	129,023	170,585	190,014
Loan collection costs	13,328	111,867	34,128	199,377
Core deposit intangible amortization	155,325	204,108	348,133	458,653
Merger and acquisition related expenses	131,795	-	189,052	-
Other expenses	450,654	585,525	972,096	1,122,878
Total Noninterest Expenses	5,105,975	5,891,921	10,435,972	11,592,433
Income before income taxes	740,701	865,279	1,045,224	1,466,655
Income tax expense	291,597	319,364	409,721	577,487
Net income	449,104	545,915	635,503	889,168

Basic net income per common share	$0.04	$0.05	$0.06	$0.08

Diluted net income per common share	$0.04	$0.05	$0.06	$0.08

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Six Months Ended June 30, 2016 and 2015
(Unaudited)

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total

Balance December 31, 2014	$11,014,517	$43,228,950	$10,736,305	$1,663,514	$66,643,286

Net income	-	-	889,168	-	889,168
Other comprehensive income		-	-	(1,534,291)	(1,534,291)
Stock-based compensation	-	54,303	-	-	54,303
Issuance of common stock	16,597	58,090	-	-	74,687
Balance June 30, 2015	$11,031,114	$43,341,343	$11,625,473	$129,223	$66,127,153

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total

Balance December 31, 2015	$11,062,932	$43,378,927	$12,667,070	$573,560	$67,682,489

Net income	-	-	635,503	-	635,503
Other comprehensive income			-	(100,914)	(100,914)
Stock-based compensation	-	68,773	-	-	68,773
Issuance of restricted common stock	15,296	(15,296)	-	-	-
Issuance of common stock under stock option plan	15,000	56,250	-	-	71,250
Repurchase of common stock	(175,000)	(684,500)	-	-	(859,500)
Balance June 30, 2016	$10,918,228	$42,804,154	$13,302,573	$472,646	$67,497,601

BAY BANK, FSB
CAPITAL RATIOS

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2016:
(unaudited)

Total Risk-Based Capital Ratio	$68,459	16.10%	$34,010	8.00%	$42,513	10.00%

Tier I Risk-Based Capital Ratio	$66,166	15.56%	$25,508	6.00%	$34,010	8.00%

Common Equity Tier I Capital Ratio	$66,166	15.56%	$19,131	4.50%	$27,634	6.50%

Leverage Ratio	$66,166	13.99%	$18,920	4.00%	$23,650	5.00%

As of March 31, 2016:
(unaudited)

Total Risk-Based Capital Ratio	$67,204	16.68%	$32,231	8.00%	$40,289	10.00%

Tier I Risk-Based Capital Ratio	$65,255	16.20%	$24,174	6.00%	$32,231	8.00%

Common Equity Tier I Capital Ratio	$65,255	16.20%	$18,130	4.50%	$26,188	6.50%

Leverage Ratio	$65,255	13.74%	$19,004	4.00%	$23,755	5.00%

As of December 31, 2015:

Total Risk-Based Capital Ratio	$67,238	16.58%	$32,443	8.00%	$40,553	10.00%

Tier I Risk-Based Capital Ratio	$65,465	16.14%	$24,332	6.00%	$32,443	8.00%

Common Equity Tier I Capital Ratio	$65,465	16.14%	$18,249	4.50%	$26,360	6.50%

Leverage Ratio	$65,465	13.75%	$19,041	4.00%	$23,801	5.00%

As of June 30, 2015:
(unaudited)

Total Risk-Based Capital Ratio	$64,639	17.39%	$29,736	8.00%	$37,170	10.00%

Tier I Risk-Based Capital Ratio	$63,206	17.00%	$22,302	6.00%	$29,736	8.00%

Common Equity Tier I Capital Ratio	$63,206	17.00%	$16,726	4.50%	$24,160	6.50%

Leverage Ratio	$63,206	13.23%	$19,106	4.00%	$23,882	5.00%

As of March 31, 2015:
(unaudited)

Total Risk-Based Capital Ratio	$64,172	16.57%	$30,990	8.00%	$38,738	10.00%

Tier I Risk-Based Capital Ratio	$62,818	16.22%	$23,243	6.00%	$30,990	8.00%

Common Equity Tier I Capital Ratio	$62,818	16.22%	$17,432	4.50%	$25,180	6.50%

Leverage Ratio	$62,818	13.01%	$19,313	4.00%	$24,141	5.00%

As of December 31, 2014:

Total Risk-Based Capital Ratio	$62,743	16.66%	$30,132	8.00%	$37,665	10.00%

Tier I Risk-Based Capital Ratio	$61,448	16.31%	$15,066	4.00%	$22,599	6.00%

Leverage Ratio	$61,448	12.94%	$18,988	4.00%	$23,735	5.00%

BAY BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended		Year Ended

	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	2016	2016	2015	2016	2015	2015
Financial Data:
Assets	$495,604,507	$463,434,656	$488,535,725	$495,604,507	$488,535,725	$491,161,838
Investment securities	23,626,293	26,572,056	41,100,340	23,626,293	41,100,340	34,925,398
Loans (net of deferred fees and costs)	417,169,593	396,854,139	385,652,537	417,169,593	385,652,537	393,240,567
Allowance for loan losses	(2,292,950)	(1,948,536)	(1,432,546)	(2,292,950)	(1,432,546)	(1,773,009)
Deposits	363,174,356	365,885,997	384,451,453	363,174,356	384,451,453	367,415,938
Borrowings	60,575,000	26,275,000	33,150,000	60,575,000	33,150,000	52,300,000
Stockholders’ equity	67,497,601	66,937,625	66,127,153	67,497,601	66,127,153	67,682,489

Net income	449,104	186,399	545,915	635,503	889,168	1,930,765

Average Balances: (unaudited)
Assets	473,431,406	476,747,246	480,665,265	475,089,326	483,379,977	481,145,938
Investment securities	28,211,638	29,466,610	35,386,462	28,839,124	35,352,844	36,649,655
Loans (net of deferred fees and costs)	403,746,480	395,839,666	386,984,979	399,793,073	389,866,831	389,684,221
Borrowings	41,074,725	44,265,934	13,702,198	42,670,330	14,922,100	23,188,219
Deposits	361,823,111	361,610,047	395,286,355	361,716,579	397,256,654	388,245,405
Stockholders' equity	66,826,333	67,564,670	67,139,931	67,195,502	67,509,729	65,747,418

Performance Ratios:
Annualized return on average assets	0.38%	0.16%	0.46%	0.27%	0.37%	0.40%
Annualized return on average equity	2.70%	1.11%	3.26%	1.90%	2.66%	2.94%
Yield on average interest-earning assets	4.67%	4.53%	5.31%	4.61%	5.24%	5.10%
Rate on average interest-bearing liabilities	0.49%	0.48%	0.62%	0.49%	0.63%	0.58%
Net interest spread	4.19%	4.04%	4.69%	4.12%	4.61%	4.51%
Net interest margin	4.34%	4.20%	4.89%	4.28%	4.81%	4.70%

Book value per share	$6.18	$6.15	$5.99	$6.18	$5.99	$6.12
Basic net income per share	0.04	0.02	0.05	0.06	0.08	0.17
Diluted net income per share	0.04	0.02	0.05	0.06	0.08	0.17

	June 30,	March 31,	June 30,	December 31,
	2016	2016	2015	2015
Asset Quality Ratios:
Allowance for loan losses to loans	0.55%	0.49%	0.37%	0.45%
Nonperforming loans to avg. loans	1.86%	2.07%	2.98%	2.26%
Nonperforming assets to total assets	1.84%	2.10%	2.68%	2.10%
Net charge-offs annualized to avg. loans	0.01%	0.03%	0.06%	0.03%

Capital Ratios (Bay Bank, FSB):
Total risk-based capital ratio	16.10%	16.68%	17.39%	16.58%
Common equity tier 1 capital ratio	15.56%	16.20%	17.00%	16.14%
Tier 1 risk-based capital ratio	15.56%	16.20%	17.00%	16.14%
Leverage ratio	13.99%	13.74%	13.23%	13.75%

For investor inquiries contact:

Joseph J. Thomas, President and CEO
410-536-7336
jthomas@baybankmd.com
7151 Columbia Gateway Drive,
Suite A
Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer
410-312-5415
lpickett@baybankmd.com
7151 Columbia Gateway Drive,
Suite A
Columbia, MD 21046